                                                                    EXHIBIT 99.5

                          SUBSCRIPTION AGENT AGREEMENT

    This Subscription Agent Agreement (the "Agreement") is made as of July 11, 2001 between Data Translation, Inc. (the "Company") and EquiServe Trust Company, N.A., as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form S-3 (File No. 333-61466) filed by the Company with the Securities and Exchange Commission on May 23, 2001, as amended by any amendment filed with respect thereto (the "Registration Statement").

    WHEREAS, the Company proposes to make subscription offers by issuing certificates or other evidences of subscription rights, in the form designated by the Company (the "Subscription Certificates") to shareholders of record (the "Holders") of its Common Stock, par value $0.01 per share ("Common Stock"), as of a record date specified by the Company (the "Record Date"), pursuant to which each Holder will have certain rights (the "Subscription Rights") to subscribe for shares of Common Stock, upon the exercise of such Subscription Rights as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent (the distribution of the Subscription Rights and the sale of shares of Common Stock upon the exercise thereof as contemplated by the Registration Statement is referred to herein as the "Rights Offering");

    WHEREAS, the Subscription Rights will be distributed on or about July 13, 2001 to the Holders on the Record Date at a rate of one Subscription Right for each share of Common Stock held on the Record Date;

    WHEREAS, the Company has authorized the issuance of an aggregate number of authorized and unissued shares of Common Stock (the "Underlying Shares") equal to the aggregate number of Subscription Rights to be distributed pursuant to the Rights Offering;

    WHEREAS, Holders will be entitled to subscribe to purchase at a per share price as set forth in the Prospectus (the "Subscription Price") one Underlying Share for each Subscription Right held (the "Basic Subscription Privilege"), which right to subscribe for such Underlying Shares pursuant to the Basic Subscription Privilege is not transferable;

    WHEREAS, Holders will also be entitled to subscribe to purchase any Underlying Shares that are not subscribed for through the Basic Subscription Privilege, subject to proration by the Company, if necessary (the "Over-Subscription Privilege"), which right to subscribe for such Underlying Shares pursuant to the Over-Subscription Privilege is not transferable; and

    WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Subscription Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

    1. APPOINTMENT. The Company hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Subscription Rights in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

    2.  FORM AND EXECUTION OF SUBSCRIPTION CERTIFICATES.

        (a) Each Subscription Certificate shall be irrevocable and non-transferable. The Agent shall, in its capacity as transfer agent of the
Company, maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Holder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Holder in whose name it is recorded to the following:

           (1) The right to acquire for on or prior to the expiration date as set forth in the Prospectus (the "Expiration Date"), at Subscription
Price a number of shares of Common Stock equal to such Holder's Basic Subscription Privilege; and

           (2) The right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Holders who exercise their Over-subscription Privilege on the basis specified in the Prospectus; provided, however, that such Holder has exercised the Basic Subscription Privilege.

    3. FRACTIONAL SUBSCRIPTION RIGHTS AND SHARES. The Company shall not issue fractions of Subscription Rights nor shall the Agent distribute Subscription Certificates, which evidence fractional Subscription Rights. The number of Subscription Rights issued to each Holder will be rounded down to the nearest whole number. All questions as to the validity and eligibility of any rounding of fractional Subscription Rights shall be determined by the Company in its sole discretion, and its determination shall be final and binding. The Company shall not issue fractional shares of Common Stock to exercising Holders upon exercise of Subscription Rights.

    4.  SUBSCRIPTION RIGHTS AND ISSUANCE OF SUBSCRIPTION CERTIFICATES.

        (a) Each Subscription Certificate shall evidence the Subscription Rights of the Holder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

        (b) Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Company's shareholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Company, prepare and record Subscription Certificates in the names of the Holders, setting forth the number of Subscription Rights to subscribe for the Company's Common Stock calculated on the basis of one Right for one share of Common Stock recorded on the books in the name of each such Holder as of the Record Date. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Company deems necessary or appropriate (collectively, the "Subscription Documents"), to all Holders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance). No Subscription Documents shall be valid for any purpose unless so executed.

        (c) Subscription Documents will not be mail to Holders having a registered address outside the United States, or to those Holders having APO or FPO addresses. The Subscription Rights to which such Subscription Certificates relate will be held by the Agent for such Holders' accounts until instructions are received to exercise the Subscription Rights.

    5.  EXERCISE.

        (a) Each Holder may exercise some or all of the Subscription Rights evidenced by the Subscription Certificate (but not in amounts of less than one Subscription Right or an integral multiple thereof) by delivering to the Agent, on or prior to the Expiration Date, properly completed and executed Subscription Documents evidencing such Subscription Rights (with signatures guaranteed, if required by Section 5(i) hereof, by a financial institution (including commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized signature guarantee or medallion program within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each, an "Eligible Institution")), together with payment of the Subscription Price for each Underlying

Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, as the case may be.

        (b) In the case of Holders of Subscription Rights that are held of record through The Depository Trust Company ("DTC"), exercises of the Basic
Subscription Privilege may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such Holder to the DTC account of the Agent, together with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege. Alternatively, a Holder may exercise the Subscription Rights evidenced by the Subscription Certificate by effecting compliance with the procedures for guaranteed delivery set forth in
Section 5(c) below.

        (c) If a Holder wishes to exercise Subscription Rights, but time will not permit such Holder to cause the Subscription Certificate evidencing such
Subscription Rights to reach the Agent on or prior to the Expiration Date, such Subscription Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

           (i) such Holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic
Subscription Privilege and the Over-Subscription Privilege to be received (in the manner set forth in Section 5(e) hereof) by the Agent on or prior to the Expiration Date;

           (ii) the Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Subscription Documents, from an Eligible Institution, stating the name of the exercising Holder, the number of Subscription Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and the number of Underlying Shares, if any, being subscribed for pursuant to the Over-Subscription Privilege, and guaranteeing the delivery to the Agent of the Subscription Certificate evidencing such Subscription Rights at or prior to 5:00 p.m., Eastern Daylight Time, on the date three over-the-counter ("OTC") trading days following the date of the Notice of Guaranteed Delivery; and

           (iii) the properly completed Subscription Certificate(s) evidencing the Subscription Rights being exercised, with any required signatures guaranteed, are received by the Agent, or such Subscription Rights are transferred into the DTC account of the Agent, at or prior to 5:00 p.m., Eastern Daylight Time, on the date three OTC trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Agent by telegram or facsimile transmission (facsimile: (718) 380-3388).

        (d) The Subscription Rights shall expire at 5:00 p.m., Eastern Daylight Time, on the Expiration Date.

        (e) If an exercising Holder has not indicated the number of Subscription Rights being exercised, or if the Subscription Price payment forwarded by such Holder to the Agent is not sufficient to purchase the number of shares subscribed for, the Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Subscription Rights which may be exercised for the Subscription Price delivered to the Agent and, to the extent that the Subscription Price payment delivered by such Holder exceeds the Subscription Price multiplied by the maximum number of whole Subscription Rights which may be exercised (such excess being the "Subscription Excess"), the Holder will have been deemed to exercise its Over-Subscription Privilege to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price, up to the maximum number of shares purchasable by such Holder. The Agent, as soon as practicable after the exercise of the Subscription Rights, shall mail to such Holders any portion of the Subscription Excess not applied to the purchase of Common Stock pursuant to the Over-Subscription Privilege, without interest or deduction.

        (f) The Agent shall hold all proceeds of the Rights Offering in a segregated bank account (the "Bank Account"). Upon receipt by the Agent of a written notice from the Company and following issuance of the Underlying Shares, the Agent shall and is hereby directed to withdraw from the Bank Account in which the proceeds of the Rights Offering have been held and pay to, credit to the account of or otherwise transfer to the Company all such funds. At the request of the Company, any portion of the Underlying Shares shall be issued and the corresponding proceeds shall be remitted to the Company.

        (g) The Agent is authorized to accept only Subscription Certificates (other than Subscription Certificates delivered in accordance with the procedure for guaranteed delivery set forth in Section 5(c), or transfers of Subscription Rights to its account at DTC), received prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date.

        (h) Once a Holder has exercised a Subscription Right, such exercise may not be revoked.

        (i) If a Holder requests that the certificate representing the Common Stock to be issued in a name other than the name of the Holder or such certificate is to be sent to an address other than the address shown on such Holder's Subscription Certificate, the signatures on such Subscription Certificate must be guaranteed by an Eligible Institution.

    6. VALIDITY OF SUBSCRIPTIONS. Irregular subscriptions and improperly executed Subscription Documents not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

    7.  OVERSUBSCRIPTION.

        (a) To the extent Holders do not exercise all of the Subscription Rights issued to them pursuant to the Basic Subscription Privilege, any Underlying
Shares represented by such Subscription Rights will be offered by means of the Over-Subscription Privilege to the Holders who have exercised all of the Subscription Rights issued to them pursuant to the Basic Subscription Privilege and who wish to acquire more than the number of Underlying Shares to which they are entitled. Only Holders who exercise all the Subscription Rights issued to them pursuant to the Basic Subscription Privilege may indicate, on the Subscription Certificate that they submit with respect to the exercise of the Subscription Rights issued to them, how many Underlying Shares they desire to purchase pursuant to the Over-Subscription Privilege. If sufficient Underlying Shares remain after completion of the Basic Subscription Privilege, all Over-Subscription requests will be honored in full. If sufficient Underlying Shares are not available to honor all Over-Subscription requests, the available shares will be allocated pro rata (subject to elimination of fractional shares and the provisions of Sections 7(a) and (b) hereof) among Holders who exercise the Over-Subscription Privilege in proportion to the number of shares each Holder purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of shares than such Holder subscribed for pursuant to the exercise of such Holder's Over-Subscription Privilege, then such Holder will be allocated only such number of shares as such Holder subscribed for and the remaining shares will be allocated among all other Holders exercising the Over-Subscription Privilege.

        (b) As soon as practicable after the Expiration Date and the allocation of shares subscribed for pursuant to the Over-Subscription Privilege, the
Agent shall refund to each Holder any amount paid by such Holder and not applied toward the purchase of Underlying Shares pursuant to such Holder's exercise of its Over-Subscription Privilege.

    8. DELIVERY OF CERTIFICATES. The Agent will deliver (i) certificates representing those shares of Common Stock purchased pursuant to exercise of Basic Subscription Rights as soon as practicable after the corresponding Subscription Rights have been validly exercised and full payment for such shares has been received and cleared and (ii) certificates representing those shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date and after all allocations have been effected.

    9. REPORTS. Daily, during the period commencing on the effective date of the Registration Statement through the Expiration Date, the Agent will report by telephone or telecopier, confirmed by letter, to an officer of the Company the following information (i) the number of Subscription Rights exercised on the date of the request, (ii) the number of Underlying Shares subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, if any, and the number of such Subscription Rights for which payment has been received, (iii) the number of Subscription Rights subject to guaranteed delivery pursuant to Section 5(c) on such day, (iv) the number of Subscription Rights for which defective exercises have been received on such day and
(v) cumulative totals derived from the information set forth in clauses
(i) through (iv) above. At or before 5:00 p.m., Eastern Daylight Time, on the first OTC trading day following the Expiration Period, the Agent shall certify in writing to the Company the cumulative totals through the Expiration Date derived from the information set forth in clauses (i) through (iv) above. The Agent shall also maintain and update a listing of Holders who have fully or partially exercised their Subscription Rights and Holders who have not exercised their Subscription Rights. The Agent shall provide the Company or its designated representatives with the information compiled pursuant to this Section 9 as any of them shall request. The Agent hereby represents, warrants and agrees that the information contained in each notification referred to in this Section 9 shall be accurate in all material respects.

    10. LOSS OR MUTILATION. If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

    11. COMPENSATION FOR SERVICES. The Company agrees to pay to the Agent compensation for its services as such in accordance with its Fee Schedule to act as Agent, dated as of May 18, 2001 and attached hereto as Exhibit A. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

    12. INSTRUCTIONS AND INDEMNIFICATION. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

        (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.

        (b) The Company will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company, except for any liability or expense which shall arise out of the gross negligence, bad faith or willful misconduct of the Agent or such nominees.

    13. CHANGES IN SUBSCRIPTION CERTIFICATE. The Agent may, without the consent or concurrence of the Holders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Holders.

    14.  ASSIGNMENT, DELEGATION.

        (a) Except as provided in Section 14(c) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

        (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

        (c) The Agent may, without further consent on the part of the Company,
    (i) subcontract for the performance hereof with EquiServe Limited Partnership or (ii) subcontract with other subcontractors for systems, processing, telephone and mailing services, and clean up activities, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

    15. GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts.

    16. THIRD PARTY BENEFICIARIES. This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

    17. FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

    18. CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

    19. SEVERABILITY. If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

    20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

    21. CAPTIONS. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

    22. CONFIDENTIALITY. The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

    23. TERM. This Agreement shall remain in effect until 30 days' written notice has been provided by either party to the other. Upon termination of the Agreement, the Exchange Agent shall retain all canceled Subscription Certificates and related documentation as required by applicable law.

    24. MERGER OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supercedes any prior agreement with respect to the subject matter hereof whether oral or written.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

EQUISERVE TRUST COMPANY, NA.                       DATA TRANSLATION, INC.

/s/ Laurie Trickett                                /s/ Michael DiPoto
-------------------------------------------        -------------------------------------------
Signature:  Laurie Trickett                        Signature:  Michael DiPoto
Title:      Director of Corporate Actions          Title:      Chief Financial Officer and Vice
                                                               President--Finance

                                                                       EXHIBIT A

                         EQUISERVE TRUST COMPANY, N.A.
                                    PROPOSAL
                                  TO SERVE AS
                             SUBSCRIPTION AGENT FOR
                       DATA TRANSLATION'S RIGHTS OFFERING

A.  FEES FOR SERVICES*


    $12,500.00       Project Management Fee
    $     0.00       Per subscription form issued and mailed to registered
                     shareholders (included in project management)
    $     9.50       Per subscription form processed
    $    12.50       Per defective subscription form received
    $    12.50       Per notice of guaranteed delivery received
    $    50.00       Per incoming wire transfer from offering participants
    $     1.75       Per refund check issued
    $     5.00       Per broker solicitation check processed and mailed (if
                     applicable)
    $ 2,500.00       New York window fee for midnight expiration (if applicable)
    $ 5,000.00       Per offer extension (if applicable)
    $ 5,000.00       Minimum charge should the project be canceled for any reason prior to the mailing of the subscription form

* EXCLUDES OUT-OF-POCKET EXPENSES AS DESCRIBED IN SECTION D, "ITEMS NOT COVERED"

B.  SERVICES COVERED

    - Designating an operational team to carry out Subscription Agent duties, including document review and execution of legal agreement, review of subscription form and communication materials, project management, and on-going project updates and reporting

    - Calculating Rights to be distributed to each shareholder and printing shareholder information on the subscription form

    - Issuing and mailing subscription forms to registered shareholders

    - Tracking and reporting the number of exercises made, as required

    - Processing Rights received and exercised

    - Deposit participant checks and incoming wire transfers daily and forward all participant funds to Data Translation at the end of the offer period

    - Providing receipt summation of checks and wire transfers received

    - Affixing legends to appropriate stock certificates, where applicable

    - Issuing and mailing stock certificates or checks

    - Interfacing with the Information Agent

    - Calculating, issuing and mailing of proration and/or over-subscription checks if applicable

C.  ITEMS NOT COVERED

    - Items not specified in the "Services Covered" section set forth in this Agreement, including any services associated with new duties, legislation or regulatory fiat which become effective after the date of this Agreement (these will be provided on an appraisal basis)

    - All out-of-pocket expenses such as telephone line charges, overprinting, certificates, checks, postage, stationery, wire transfers, and excess material disposal (these will be billed as incurred)

    - Reasonable legal review fees if referred to outside counsel

    - Overtime charges assessed in the event of late delivery of material for mailings unless the target mail date is rescheduled

    - No interest shall accrue to the shareholders or the company

D.  ASSUMPTIONS

    - Proposal based upon document review and information known at this time about the transaction

    - Significant changes made in the terms or requirements of this transaction could require modifications to this proposal

    - Proposal must be executed prior to the initial mailing

    - Proposal based upon approximately 150 Data Translation shareholders of record

    - Material to be mailed to shareholders must be received no less than five
      (5) business days prior to the start of the mailing project

E.  PAYMENT FOR SERVICES

    The Project Management Fee will be rendered and payable on the effective date of the transaction. An invoice for any out-of-pockets and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one (1) business day prior to the scheduled mailing date.


EQUISERVE TRUST COMPANY, N.A.                        DATA TRANSLATION, INC.

By:                                                  By:
    -----------------------------------              -----------------------------------
            William R. Dempsey

Title:    Director, Business Development             Title:
      ----------------------------------             ----------------------------------

Date:            5/16/2001                           Date:
      ----------------------------------             ----------------------------------